UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2011

3D SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34220	95-4431352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 Three D Systems Circle Rock Hill, South Carolina	29730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (803) 326-3900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 7, 2011, the stockholders of 3D Systems Corporation (the “Company”) approved an amendment to its Certificate of Incorporation to increase the authorized shares of the Company’s Common Stock from 60 million to 120 million shares.

This description of the amendment to the Certificate of Incorporation, which was filed in Delaware following the Special Meeting discussed below, is qualified in its entirety by reference to the complete text of the Certificate of Amendment of Certificate of Incorporation, a copy of which is attached hereto as Exhibit 3.1.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On October 7, 2011, the Company held a Special Meeting of Stockholders (the “Special Meeting”).  At the Special Meeting, the Company’s stockholders approved an amendment to its Certificate of Incorporation to increase its authorized shares of Common Stock to 120 million shares.

A total of 46,609,890 shares of Common Stock were present in person or represented by proxy at the Special Meeting, consisting of approximately 92% of the voting power of the Company entitled to vote.

The Company’s stockholders approved the proposal listed below, which proposal is described in detail in the Company’s definitive proxy statement for the Special Meeting that was filed with the Securities and Exchange Commission (“SEC”) on August 26, 2011.  The final vote on the proposal presented at the Special Meeting is as follows:

Proposal One:

Amendment to Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 60,000,000 to 120,000,000 shares was approved by the following vote:

Votes For	Votes Against	Abstentions
41,562,814	4,702,702	344,374

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

3.1	Certificate of Amendment of Certificate of Incorporation
99.1	Press Release dated October 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION
Date: October 7, 2011
By: /s/ Robert M. Grace, Jr.
(Signature)

Name: Robert M. Grace, Jr.
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Certificate of Amendment to Certificate of Incorporation
99.1	Press Release dated October 7, 2011